Exhibit 10.01

THIS AMENDMENT AGREEMENT is made the       day of November, 2005

BETWEEN:

1.	SHIRE EXECUTIVE SERVICES INC., a Delaware corporation having its registered offices at 1209 Orange Street, Wilmington, Delaware (the “Company”); and

2.	MATTHEW EMMENS of Hampshire International Business Park, Chineham, Basingstoke, Hampshire, RG24 8EP (the “Director”).

WHEREAS:

(A)	Shire Pharmaceuticals Group plc is proposing to enter into the Scheme of Arrangement (as defined below);

(B)	In connection with the Scheme of Arrangement becoming effective, both the Company and the Director wish to amend the Contract (as defined below) such that it shall apply to the Director’s service as Chief Executive Officer of Shire plc rather than his service as Chief Executive Officer of Shire Pharmaceuticals Group plc;

(C)	In addition, both the Company and the Director wish to amend the Contract to provide that the reimbursement of non-commercial flight expenses shall be, when the Director flies his own airplane, for the cost of airplane fuel actually incurred by him; and

(D)	In consideration of the agreements of the Company made herein and other good and valuable consideration, receipt of which is hereby acknowledged, each of the Company and the Director desires to enter into this agreement.

NOW IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this agreement (including in its recitals):

“Contract”	means the amended and restated employment agreement relating to the employment of the Director as Chairman of the Board of Directors and Chief Executive of the Company, Chief Executive Officer of Shire Pharmaceuticals Group plc and Chairman of the Board of Directors of Shire US Inc., made between the Company and the Director and dated 12th March 2004;

“Effective Date”	means the date upon which the Scheme of Arrangement becomes effective in accordance with its terms; and

“Scheme of Arrangement”	means the proposed scheme of arrangement under section 425 of the Companies Act 1985 whereby Shire will be interposed as the new holding company of Shire Pharmaceuticals Group plc, in its present form or with or subject to any modification, addition or condition approved or imposed by the Court.

1.2	In this agreement, unless otherwise specified:

	(A)	references to Clauses and sub-clauses are to clauses and sub-clauses of this agreement; and

	(B)	headings to Clauses in this agreement are for convenience only and do not affect the interpretation of this agreement.

2.	CONDITIONS

This agreement shall be conditional in its entirety upon the Scheme of Arrangement becoming effective.

3.	AMENDMENT OF CONTRACT

3.1	It is hereby agreed that, with effect from the Effective Date, the Contract, with the exception of the exhibits thereto, shall be amended such that all references to Shire Pharmaceuticals Group plc in the Contract shall be replaced with references to Shire plc. All relevant defined terms in the Contract shall be construed accordingly.

3.2	It is hereby agreed that, with effect from the Effective Date, the last sentence of clause 4.1(i) of the Contract shall be deleted and replaced with the following: “It is specifically agreed that the Executive shall be reimbursed for the cost of the actual fuel incurred by him when he uses his private aircraft for travel in connection with the performance of his duties hereunder.”

4.	EFFECT OF THIS AGREEMENT

4.1	Prior to the Effective Date, the Contract (including its exhibits) shall continue in full force and effect in accordance with its current terms. With effect from the Effective Date, the Contract (including its exhibits) shall continue in full force and effect as amended by this agreement. If the Scheme of Arrangement does not become effective on or before 31 March 2006, this agreement shall be null and void ab initio.

4.2	All salary, holiday entitlement and other benefits accrued and unpaid to the Director prior to the Effective Date, in respect of his service as Chief Executive of Shire Pharmaceuticals Group plc, shall, notwithstanding Clause 3, be carried forward and shall be deemed to apply after the Effective Date in respect of his service as Chief Executive of Shire plc.

4.3	The parties hereby acknowledge and agree that, for the purposes of clause 9 of the Contract, the interposition of Shire plc as the new holding company of Shire Pharmaceuticals Group plc pursuant to the Scheme of Arrangement shall not constitute grounds for a termination of employment by the Director for Good Reason (as such term is defined in the Contract) or a Change of Control (as such term is defined in the Contract).

4.4	Nothing in this agreement shall affect the remedies available either to the Director, or to the Company, whether under the Contract or otherwise, for any breach of, or default under, the Contract by either the Director or the Company, as the case may be, prior to the Effective Date.

4.5	This agreement is to be binding on the parties notwithstanding clause 13.2 of the Contract.

5.	ENTIRE AGREEMENT

This agreement, together with the Contract, constitutes the whole and only agreement between the parties relating to the subject matter of this agreement. Each party acknowledges that, in entering into this agreement, it is not relying on any pre- contractual statement which is not set out in this agreement or the Contract.

6.	COUNTERPARTS

6.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

6.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

7.	GOVERNING LAW AND JURISDICTION

The provisions of clause 14.6 of the Contract shall apply equally to this agreement mutatis mutandis as if set out in full in this agreement.

For and on behalf of
SHIRE EXECUTIVE SERVICES INC.

MR MATTHEW EMMENS